TITAN TECHNOLOGIES INCORPORATED

WORLDWIDE RECYCLERS OF TIRES - PLASTICS - ELECTRONICS
titantechnologiesinc.com

December 12, 2007

Ally Investments, LLP
2501 Jimmy Johnson Blvd.
Suite 201
Port Arthur, Texas 77640
Attn: Dr. Saeed A. Ally, General Partner

Re: Memorandum of Understanding ("MOU") – Scrap Electronics

Dear Dr. Ally:

This MOU is to document the agreement between Titan Technologies, Inc., with offices at 3206 Candelaria N.E., Albuquerque, New Mexico 87107, (herein "Titan") and Ally Investments, LLP, with offices at 2501 Jimmy Johnson Blvd., Suite 201, Port Arthur, Texas 77640, (herein "Ally") to further develop certain Technology, as described in the License Agreement and Amendments between Titan and Ally, and applicable patents owned by Titan and its affiliates for its utilization in the recycling of Scrap Electronics. Scrap Electronics will include but not limited to cell phones, hard drives, and other computer and electronic scrap.

1. Territory - Titan grants to Ally a license to utilize its low temperature destructive distillation of hydrocarbon technology and applicable patents for the recycling of Scrap Electronics, including but not limited to cell phones, mother boards, and other computer and electronic scrap anywhere within the fifty states of the United States of America.

2. License Fee – Ally will pay to Titan a license fee for the territory described above as follows:

a. Ally will pay to Titan and Adherent Technologies, Inc. ("Adherent"), which is Titan's development partner, a non-refundable installment of $500,000 each upon Ally securing sufficient funding and government approval to commence construction of the first electronics recycling plant. Said $1,000,000 payment will be credited against any future distributions due to Titan and Adherent from the entity formed to process the Scrap Electronics.

b. Ally will transfer to Titan a Ten (10%) Percent Membership Interest or Ownership position in each entity established to own or operate a plant constructed anywhere in the U.S. utilizing all or a portion of Titan's low temperature chemical destructive distillation of hydrocarbon technology to recycle Scrap Electronics,

including but not limited to cell phones, mother boards, and other computer and electronic scrap anywhere within the United States of America.

c. Titan's will not be required to contribute any capital to any of the entities for the purpose of construction or funding the ongoing operations of the plants in which it has a 10% Membership Interest or Ownership position.

d. Entity. Ally agrees that each plant will be owned and operated by a single purpose entity.

3. Research – Ally will fund the construction of an electronics prototype for the decomposition of Scrap Electronics. Ally will provide to Titan and Adherent a representative sample of not less than 200 pounds of Scrap Electronics it expects to process and Titan and Adherent will test the material for by products to determine what the constituent elements of air emissions, liquids and solids are contained within the samples and research the market to see how the gaseous and liquid constituents and compounds can be processed to safe levels and how to optimize the return from the recycled products ("Data"). Ally will pay all the costs of the testing and market analysis after agreement by Ally and Titan/Adherent on the budget for the testing and market analysis and an agreed schedule of payments for the testing procedures.

   Both Titan and Ally will have equal rights to use the Data produced by Titan and Adherent. Ally will only use the Data generated by Titan and Adherent in conjunction with its exclusive license and right from Titan to recycle Scrap Electronics. All improvements and technical data developed during the testing period and during the term of this exclusive license will belong to Titan, but may be utilized by Ally for no additional consideration.

4. Time Table - Ally will commence preparation of the feasibility study and air permit within a reasonable time after delivery of test data by Titan. Ally will commence construction of the plant within a reasonable period of time after delivery of a completed feasibility study, air permit, and securing of financing. Ally will complete construction of the first electronics scrap recycling within four years after the delivery of test sample of material to Titan by Ally. If any of these performance time table periods stated above in this paragraph are not met by Ally, this MOU will not terminate if Ally can demonstrate to Titan that it is making progress with the completion of the designated performance obligation, such as continuing to fund CH2M Hill to perform the feasibility or design, construction drawings or plant construction has begun and construction is progressing diligently, subject to acts of God and force majuere.

5. For the avoidance of doubt, Ally or his assigns will be the exclusive funding source as described in Item 4 above. In exchange, Ally will be granted the exclusive license and right to construct new plants or leverage existing plants, constructed by Ally, anywhere in the United States of America for the purposes of utilizing the low temperature destructive distillation of hydrocarbon technology and applicable patents,

owned by Titan and its affiliates including Adherent, for the recycling of Scrap Electronics.

6. Upon the initial funding of Research by Ally, as described in Item 4, a separate Licensing or other appropriate Agreement between the Parties will be executed encompassing the above terms and conditions, among other things.

Witness our hands at Albuquerque, New Mexico, this 12th day of December 2007.

Ally Investments, LLP

By: ______________
Saeed Ally,
General Partner

Titan Technologies, Inc.

By: ______________
Ronald Wilder,
President